SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 1)


                   Under the Securities Exchange Act of 1934*


                            Chordiant Software, Inc.
                            ------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   170404 10 7
                                   -----------
                                 (CUSIP Number)


                                February 14, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)

      |X|  Rule 13d-1(c)

      |_|  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No. 170404 10 7                                                Page 2 of 6
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Acqua Wellington Opportunity I Limited
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------

   3    SEC USE ONLY

--------------------------------------------------------------------------------

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Bahamas
--------------------------------------------------------------------------------

   NUMBER OF               5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   0
   OWNED BY             --------------------------------------------------------
     EACH                  6    SHARED VOTING POWER
   REPORTING
    PERSON                      0
     WITH               --------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [ ]
--------------------------------------------------------------------------------

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------

  12    TYPE OF REPORTING PERSON*

        OO  (A corporation organized under the laws of the Bahamas)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170404 10 7                                                Page 3 of 6
--------------------------------------------------------------------------------


Item 1.

(a)   Name of Issuer:

      Chordiant Software, Inc.

(b)   Address of Issuer's Principal Executive Offices:

      20400 Stevens Creek Boulevard, Suite 400
      Cupertino, California 95014

Item 2.

(a)   Name of Person Filing:

      Acqua Wellington Opportunity I Limited

(b)   Address of Principal Business Office or, if none, Residence:

      Acqua Wellington Opportunity I Limited
      Shirlaw House
      87 Shirley Street
      P.O. Box SS-19084
      Nassau, Bahamas

(c)   Citizenship:

      Bahamas

(d)   Title of Class of Securities:

      Common Stock, $0.001 par value per share

(e)   CUSIP Number:

      170404 10 7

CUSIP No. 170404 10 7                                                Page 4 of 6
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned: 0

(b)   Percent of class:  0%

(c)   Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote: 0

      (ii)  Shared power to vote or to direct the vote:  0

      (iii) Sole power to dispose or to direct the disposition of: 0

      (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

CUSIP No. 170404 10 7                                                Page 5 of 6
--------------------------------------------------------------------------------


Item 10. Certification

Certification pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 170404 10 7                                                Page 6 of 6
--------------------------------------------------------------------------------



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 14, 2005


                                       ACQUA WELLINGTON OPPORTUNITY I LIMITED


                                       By: /s/ Dayrrl Butler
                                          -------------------------------------
                                          Name:  Dayrrl Butler
                                          Title: Director and Vice President